JOINT FILING AGREEMENT

      This will confirm the agreement by and between the undersigned that the Amendment No. 4 to the Statement on Schedule 13D (the "Statement") filed on or about this date with respect to Common Shares of Juno Lighting, Inc., a Delaware corporation, is being filed on behalf of the entities listed below.

      Each of the entities listed hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.


Dated: December 10, 1999


                                             FREMONT INVESTORS I, L.L.C.
                                             FREMONT INVESTORS I CS, L.L.C.
                                             FREMONT PARTNERS, L.P.
                                             FP ADVISORS, L.L.C.,
                                             FREMONT GROUP, L.L.C.,
                                             FREMONT INVESTORS, INC.,
                                             FREMONT PARTNERS, L.L.C.


                                             By: /s/ Robert Jaunich
                                                _____________________________
                                             Name:  Robert Jaunich
                                             Executive Officer or Executive
                                             Officer of a partner, member or
                                             manager of each Reporting
                                             Person